Exhibit 4.1

Modification of Warrant No: W-E-            (the “Warrant”) Issued by Ortec International, Inc. dated January 5, 2005 in the name of                                                            .

The definition of “Warrant Price” in Section 9 of the Warrant is changed to read as follows:

“Warrant price” initially means U.S. $0.001, as such price may be adjusted from time to time as shall result from the adjustments specified in this Warrant, including Section 4 hereto.

ORTEC INTERNATIONAL, INC.

By:
Name:
Title:
Date: May , 2005